EXHIBIT 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made on this 2nd day of March, 2007 by and between REBECCA C. MATTHIAS, a resident of Pennsylvania (“Employee”), and MOTHERS WORK, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

W I T N E S S E T H

WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement, dated April 28, 2005 and as further amended, pursuant to which Employee serves as the President and Chief Operating Officer of the Company (the “Existing Employment Agreement”); and

WHEREAS, the Company has determined it is essential to the business of the Company to provide for the continued employment of Employee and Dan W. Matthias and certain prohibitions against competition following their termination of that employment under certain circumstances; and

WHEREAS, Section 17 of the Existing Employment Agreement provides that the Company and Employee may amend the Existing Employment Agreement by mutual agreement in writing; and

WHEREAS, the Company and Employee desire to amend and restate the Existing Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.             Employment and Term.  The Company will continue to employ Employee and Employee hereby accepts continued employment with the Company, as President and Chief Operating Officer (her “Position”) on the terms herein described for the period beginning on the date hereof and continuing until the earlier of September 30, 2012 or the date terminated by either party (such period of Employee’s employment is herein referred to as the “Term”).  For avoidance of doubt, while the parties may agree to extend the Term by mutual agreement, in the absence of such agreement, no extension will be presumed and the failure to extend the Agreement will not trigger any right to severance or any other entitlement.

2.             Duties.

2.1.          During her employment by the Company, except for vacations in accordance with Schedule A hereto, absences due to temporary illness or as otherwise provided below in Section 3, Employee shall use her best efforts to serve the Company faithfully and shall devote her full time, attention, skill and efforts to the performance of the duties required by or appropriate for her Position.  Employee agrees to assume such duties and responsibilities as may be customarily incident to the Position, and as may be reasonably assigned to Employee from time to time by the Board of Directors of the Company (consistent with the Company’s Bylaws and with the level of responsibility appropriate to the Position).

2.2.          Effective on or after October 1, 2009, Employee may elect (with at least 180 days’ advance written notice to the Company’s Board of Directors) to reduce her time commitment to 50% part-time.  In that case, (a) Employee’s Base Salary, Cash Bonus and the range and target number of shares subject to equity incentive awards described in Section 5.3 will be proportionately reduced, (b) the reduction in Employee’s hours will not affect her eligibility to continue to participate in the Company’s group health plan, as in effect from time to time (or, at the Company’s election, in a mutually agreed upon and reasonably comparable individual arrangement) or to receive any other benefits listed on Schedule A hereto (other than the benefits described in item 9 thereof, to the extent eligibility for those benefits requires more than 50% part-time service), and (c) Employee’s title, authority and duties will be as agreed between Employee and the Company.

3.             Other Business Activities.  During her employment by the Company, Employee will not, directly or indirectly, engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, (iv) service as a director for up to three other companies (provided that advance notice of such other board service is provided to the Compensation Committee of the Company’s Board of Directors and provided further that not more than two of such other companies are publicly traded), or (v) other activities specifically authorized by the Compensation Committee of the Company’s Board of Directors; provided, however, that any of the foregoing exceptions do not: (x) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, or (y) create a conflict of interest with Employee’s responsibilities to the Company.  For avoidance of doubt, incidental use of Company facilities (such as telephone or email systems) in furtherance of activities authorized under this paragraph will not constitute an interference with Employee’s obligations to the Company.

4.             Director.  During the term of her employment, the Company shall nominate Employee for election to the Company’s Board of Directors and shall use its best efforts to elect Employee to such position.

5.             Compensation.  The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee’s covenant not to compete as provided for in Section 8 hereof:

5.1.          Base Salary.  The Company shall pay Employee an initial base salary at the annual rate of $531,803 (as the same may hereafter be increased pursuant to the terms of this section, the “Base Salary”).  The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company or which are requested to be withheld by Employee, and which shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect.  The Base Salary shall be increased at the start of each fiscal year of the Company, as determined by the Compensation Committee of the Company’s Board of Directors, but in no event shall such increase be less than the corresponding increase in the Revised Consumer Price Index for All Items for the 1994 Base Year (the “Index”), as published by the U.S.  Department of Labor, Bureau of Labor Statistics.  If the Index is changed so that a base period other than 1994 is used, the Index used herein shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics.  If the Index is not published, is discontinued or is otherwise revised during the Term, such other index or calculation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had continued to be published in the same form and manner as it was prior to it being replaced.

5.2.          Cash Bonus.

(a)           Employee’s bonus for the fiscal year ending September 30, 2007 will be between 0% and 100% of Employee’s Base Salary, with a target of 50%.

(b)           Employee’s bonus for any fiscal year of the Term beginning after September 30, 2007 will be between 0% and 200% of Employee’s Base Salary, with a target of 100%.

(c)           The actual amount of any bonus payable under this Section 5.2 (each, a “Cash Bonus”) will be paid in accordance with the Mothers Work, Inc. Management Incentive Plan, based on the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals approved by the Company’s Board of Directors or its Compensation Committee.

5.3.          Equity Incentives.

(a)           For each fiscal year of the Company ending during the Term, the Company shall issue to Employee, as additional compensation, restricted stock or restricted stock units with respect to a number of shares of Common Stock of the Company, $.01 par value per share (the “Common Stock”) between zero and 20,000 with a target of 15,000, which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock (the “Performance Shares”).  The actual number of Performance Shares subject to a given year’s award will be determined or adjusted, as applicable, based on the Company’s achievement in the applicable year of corporate and/or individual performance goals approved by the Company’s Board of Directors or its Compensation Committee.  Such determination will occur within 30 days following the date on which the Company releases final earnings for the relevant fiscal year.  Any award issued or to be issued under this paragraph will also be subject to time vesting in two equal annual installments, on the first and second anniversaries of the last day of the fiscal year with respect to which they were granted, based on Employee’s continued employment with the Company (and subject to accelerated full vesting in the event of a Change in Control, Employee’s death, Disability, termination without Cause or resignation with Good Reason during the two year time vesting period).

(b)           If Employee’s employment is terminated pursuant to Sections 9.3, 9.4 or 9.6, Employee will be entitled to a pro-rata portion (determined based on the number of full and partial months of the fiscal year that have transpired prior to the date of termination) of the Performance Shares that otherwise would have been earned under this Section 5.3 for the fiscal year of termination (based on actual corporate and/or individual performance in that year, determined at the same time and in the same manner as would have otherwise been applicable in the absence of the termination).  Such shares will be issued or released from escrow (as applicable, depending on whether awarded in the form of restricted stock units or restricted stock) at the same time as would have otherwise been applicable in the absence of the termination, provided that the time-based vesting requirement otherwise applicable to such pro-rata Performance Share award will be waived.

(c)           The Company’s obligations under this Section 5.3 will be subject to stockholder approval, in a manner consistent with the requirements of Section 162(m) of the Code, at the Company’s 2008 annual meeting.

6.             Benefits and Expenses.  In addition to those benefits provided to similarly situated employees of the Company, Employee shall be entitled to those employee benefits as set forth on Schedule A hereto (“Benefits”).

7.             Confidentiality.  Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Business of the Company.  As a result, both during the Term and thereafter, Employee shall not, without prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for her own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Proprietary Information”) revealed, obtained or developed in the course of her employment with the Company.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

8.             Covenant not to Compete.  Employee shall not, during the Term and the two (2) year period following any cessation of Employee’s employment with the Company (the “Restricted Period”), do any of the following, directly or indirectly, without the prior written consent of the Company:

8.1.          engage or participate in a Prohibited Business (as defined below) as determined at the termination of Employee’s employment hereunder;

8.2.          become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any Prohibited Business as determined at the termination of Employee’s employment hereunder.  Notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 8.1 hereof;

8.3.          solicit or call on, either directly or indirectly, any supplier with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder;

8.4.          influence or attempt to influence any supplier or potential supplier of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

8.5.          influence or attempt to influence any person to either (i) terminate or modify his or her employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder.

The term “Prohibited Business” shall mean both (i) the manufacture, marketing and/or sale of maternity clothing, and (ii) any other specialty apparel retail niche market in which the Company is conducting or then currently implementing plans to conduct its vertically integrated operating strategy (it being agreed that the scope of any such niche market will be made by reference to the relevant characteristics upon which such specific market is defined (e.g. identifiable target customer base, price point, fashion point-of-view, styling and retail distribution locations)).

9.             Termination.  Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 9.  Upon termination, Employee shall be entitled only to such compensation and benefits as described in the applicable subsection of this Section 9.

9.1.          Termination by Death.  In the event that Employee dies during the Term, Employee’s employment hereunder shall be terminated thereby and the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to the accrued and unpaid portion of her Base Salary, Benefits and Cash Bonus through the end of the month in which she dies, in addition to that portion of the Severance Pay described in Section 9.3(c)(i).  All outstanding options shall become immediately vested and exercisable.  For purposes of this Agreement, accrued but unpaid Cash Bonuses means any Cash Bonus payable with respect to a year ending prior to the date of termination, as well as a pro-rata portion of any Cash Bonus that would have been paid for the year of termination, but for that termination.  Except as otherwise provided herein, the amount of such Cash Bonuses will be determined and paid in the same manner and as of the same date that Cash Bonuses would otherwise have been determined and paid for the applicable year, but for the termination (the “Customary Payment Date”) and will be pro-rated, as applicable, based on the number of full and partial months of the year transpired prior to the date of termination.  Except as specifically set forth in this Section 9.1, the Company shall have no liability or obligation hereunder to Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through her by reason of Employee’s death, except that Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which she is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

9.2.          Termination for Cause.

(a)           The Company may terminate Employee’s employment hereunder at any time for “Cause” upon forty-five (45) days prior written notice to Employee (or continuation of Base Salary for 45 days in lieu of such notice).  For purposes of this Agreement, “Cause” shall mean: (i) any material breach by Employee of any of her material obligations under Sections 7 or 8 of this Agreement, or (ii) other conduct of Employee involving any type of material disloyalty to the Company or willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of her employment or conviction of a felony.

(b)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.2(a), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits.  All compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options which remain unvested shall be automatically canceled and declared null and void.  Except as specifically set forth in this Section 9.2, the Company shall have no liability or obligation hereunder by reason of such termination.

(c)           At least thirty (30) days prior to the termination of Employee’s employment hereunder pursuant to any clause of Section 9.2(a), the Board of Directors of the Company shall hold a meeting at which Employee shall be given the opportunity to be heard with respect to such termination and, to the extent remediable, a reasonable opportunity to remedy the objectionable behavior.

9.3.          Termination Without Cause.

(a)           The Company may terminate Employee’s employment hereunder at any time, for any reason, without Cause, effective upon the date designated by the Company upon ninety (90) days written notice to Employee.

(b)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Cash Bonuses plus the Severance Pay (as defined herein).  Except as specifically set forth herein, all compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options shall become immediately vested and exercisable.

(c)           For the purposes of this Agreement, the term “Severance Pay” shall mean:

(i)            a lump sum in cash to be paid by the Company to Employee within fifteen (15) days after the effective date of the event giving rise to such payment (the “Severance Event”) in an amount equal to (A) three times (1) Employee’s Base Salary as in effect on the date of the Severance Event (taking into account any reduction occasioned by Employee’s change to part-time status, as described above in Section 2.2), plus (2) the target amount of Employee’s Cash Bonus for the year of the Severance Event (again, taking into account any reduction occasioned by Employee’s change to part-time status, as described above in Section 2.2), and (B) any accrued vacation pay, to the extent not theretofore paid;
(ii)           continuation, for a period of 36 months, of the Benefits listed as items 1, 3, 7 and 8 on the attached Schedule A;
(iii)          in lieu of continuation coverage under COBRA, Employee will be entitled to (A) continued coverage under the Company’s group health plan, as in effect from time to time (or, at the election of the Company, under a mutually agreed upon and reasonably comparable individual arrangement), until the earlier of (1) Medicare eligibility, or (2) eligibility for coverage under another employer’s group health plan, and (B) following Medicare eligibility and until death, payment or reimbursement of Employee’s Medicare Part B and Part D premiums and the costs of a Medicare supplement policy reasonably selected by Employee (or, if a Medicare supplement policy cannot reasonably be obtained, continued access to coverage under the Company’s group health plan, as in effect from time to time).

(d)           Notwithstanding the foregoing:

(i)            for purposes of any Severance Pay that becomes payable prior to October 1, 2007, the word “target” in Section 9.3(c)(i)(A)(2) will be deleted and replaced with the phrase “maximum potential.”
(ii)           for purposes of any Severance Pay that becomes payable on or after October 1, 2009: (x) the phrase “three times” in Section 9.3(c)(i)(A) will be deleted and replaced with the phrase “two times,” and (y) the phrase “36 months” in Section 9.3(c)(ii) will be deleted and replaced with the phrase “24 months.”

9.4.          Termination for Good Reason.

(a)           Employee may terminate Employee’s employment hereunder for “Good Reason” effective upon the date designated by Employee in a written notice of the termination of her employment hereunder pursuant to this Section 9.4(a).  “Good Reason” means any of the following, without Employee’s prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with Employee’s Position, but excluding (A) any change in title, authority or duties associated with Employee’s change to part-time status, as contemplated by Section 2.2, provided Employee then continues in an executive level role, or (B) the appointment of another executive to a position held by Employee (and any resulting transfer of authority or duties associated with that position), if such appointment was supported by Employee)); (ii) a reduction in Base Salary or Cash Bonus opportunity (described in Section 5), other than a proportionate reduction associated with a change to part-time status, as contemplated by Section 2.2; or (iii) a requirement that Employee relocate her current place of residence.  However, none of the foregoing events or conditions will constitute Good Reason unless Employee provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, and Employee resigns her employment within 30 days following the expiration of that cure period.

(b)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.4(a) hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Cash Bonuses.  In addition, Employee shall be entitled to the Severance Pay defined in Section 9.3(c) herein.  Except as specifically set forth in this Section 9.4(b), all compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options shall become immediately vested and exercisable.

9.5.          Termination Without Good Reason.

(a)           Employee may terminate Employee’s employment hereunder at any time, for any reason, with or without Good Reason, effective upon the date designated by Employee upon ninety (90) days written notice of the termination of her employment hereunder.

(b)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.5(a) hereof, Employee will be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Cash Bonuses.  In addition and in lieu of continuation coverage under COBRA, Employee will be entitled to (A) continued coverage under the Company’s group health plan, as in effect from time to time (or, at the election of the Company, under a mutually agreed upon and reasonably comparable individual arrangement), until the earlier of (1) Medicare eligibility, or (2) eligibility for coverage under another employer’s group health plan, and (B) following Medicare eligibility and until death, payment or reimbursement of Employee’s Medicare Part B and Part D premiums and the costs of a Medicare supplement policy reasonably selected by Employee (or, if a Medicare supplement policy cannot reasonably be obtained, continued access to coverage under the Company’s group health plan, as in effect from time to time).

(c)           If Employee’s termination pursuant to Section 9.5(a) occurs on or after October 1, 2009, the healthcare benefits described in the preceding paragraph will be provided to Employee without charge.  If Employee’s termination pursuant to Section 9.5(a) occurs prior to October 1, 2009, Employee will be required to pay a monthly premium for such benefits equal to the “applicable premium” (as defined in 29 U.S.C. § 1164) payable from time to time for COBRA continuation coverage under the Company’s group health plan.  Failure to pay such monthly premium within 30 days following written notice of such failure will be deemed a waiver of any further healthcare benefits under this section, effective as of the start of the period to which such unpaid monthly premium applies.

(d)           Except as specifically set forth in this Section 9.5, all compensation shall cease at the time of a termination described in Section 9.5(a), subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options which remain unvested shall be automatically canceled and declared null and void.  Except as specifically set forth in this Section 9.5, neither the Company nor Employee shall have any liability or obligation hereunder by reason of such termination.

9.6.          Change in Control.

(a)           If there is a Change in Control during the Term, Employee may elect at any time more than six months after such Change in Control to terminate Employee’s employment hereunder upon fifteen (15) days prior written notice.

(b)           For purposes of this Agreement, a “Change in Control” shall have occurred if any of the following events shall occur:

(i)            the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of more than thirty-five percent (35%) of the voting power represented by the then outstanding stock of the Company to one or more Persons, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective Affiliates.  For the purposes of this Agreement, (1) “Affiliate” means, with respect to any stockholder of the Company, (x) any Person directly or indirectly controlling, controlled by or under common control with such stockholder or (y) any officer, director or general partner of such stockholder; and (2) “Person” means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity, association or group of associated persons acting in concert (except that such term shall not include employees of the Company, Dan W. Matthias and/or Rebecca C. Matthias);
(ii)           the Company sells all or substantially all of its assets to any other Person in any sale or series of related sales (other than a transaction to which only the Company and one or more of its subsidiaries are parties); or
(iii)          any Person becomes a direct or indirect beneficial owner of shares of stock of the Company representing an aggregate of 35% or more of the votes then entitled to be cast at an election of directors of the Company (unless a voting agreement remains in effect in respect of a greater than 51% of such shares).

(c)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.6, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Cash Bonuses, and the Severance Pay; provided, however, that if this Agreement is assumed by any successor to all or substantially all of the Company’s assets and business, such payments shall be the joint and several obligation of the Company and such purchaser.  Also, in the event of termination pursuant to this Section 9.6, all outstanding options shall become immediately vested and exercisable.  Except as specifically set forth in this Section 9.6, all compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Employee.

(d)           [Reserved]

(e)           Parachute Tax Gross-Up.

(i)            Subject to Section 9.6(e)(ii) below, if the Total Payments would result in the imposition of a Parachute Excise Tax on Employee, the Company will make an additional payment to Employee in an amount such that, after the payment of all federal and state income, employment and excise taxes on both the Total Payments and the additional payment made pursuant to this Section 9.6(e)(i), Employee will be in the same after-tax position as if no Parachute Excise Tax had been imposed.
(ii)           Notwithstanding any other provision of this Agreement, no additional payment will be made to Employee pursuant to Section 9.6(e)(i) and the Total Payments will instead be reduced or limited to the Capped Amount, if:
(A)          Employee resigns her employment during the six month period following a Change in Control and there is not otherwise Good Reason for that resignation; or
(B)          the additional payment described above in Section 9.6(e)(i) would not cause the Total After-Tax Payments to exceed the Capped Amount (after reduction for all applicable taxes) by more than 20%.
(iii)          The determination of whether and to what extent reductions or payments under this Section 9.6(e) are required will be made in good faith by the Company’s Board of Directors, after consultation with an independent expert selected by the Company.  In the event of any underpayment or overpayment to Employee (determined after the application of this Section 9.6(e)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code.
(iv)          For purposes of this Agreement:
(A)          “Capped Amount” means the largest amount payable to Employee without causing the application of a Parachute Excise Tax.
(B)          “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
(C)          “Parachute Excise Tax” means the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code or any successor provision.
(D)          “Total After-Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Parachute Excise Tax).

(E)           “Total Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) made to or for the benefit of Employee, whether made under this Agreement or otherwise.

9.7.          Termination for Disability.

(a)           If Employee is unable, after any reasonable accommodation required by law, to perform Employee’s duties and responsibilities hereunder by reason of illness injury or incapacity for more than six (6) consecutive months, during which time the Company shall continue to compensate Employee hereunder (with such compensation to be reduced by the amount of any disability payment or similar payment received by Employee for this time period under any plan sponsored by the Company or through workers’ compensation), Employee’s employment hereunder may be terminated by Company.

(b)           In the event of a termination of Employee’s employment hereunder pursuant to Section 9.7(a), Employee will be entitled to receive all accrued but unpaid (as of the date of such termination) Base Salary, Benefits and Cash Bonuses.  In addition, all outstanding options shall become immediately vested and exercisable.  Finally, for a period of thirty (30) months following the date of such termination:

(i)            the Company will make monthly supplemental disability payments to Employee, each equal to one-sixth (1/6) of Employee’s Base Salary as of the date of termination;
(ii)           the Company will: (A) waive the applicable healthcare premium otherwise payable for COBRA continuation coverage for Employee (and, to the extent covered immediately prior to the date of Employee’s termination, her spouse and dependents), plus (B) once COBRA continuation coverage expires (unless such expiration is due to eligibility for other group health insurance or Medicare), reimburse Employee, on an after-tax basis, for premiums paid for health insurance coverage providing benefits substantially similar to those then provided to active employees of the Company; and
(iii)          the Company will continue to provide the Benefits described in items 1, 3, 7, and 8 of Schedule A, attached hereto.

(c)           Amounts payable under Section 9.7(a) or (b) will be reduced by any disability or life insurance benefits payable with respect to the same period under any Company funded disability or death benefit plan, policy or arrangement or under the Social Security Act.  To the extent any insurance benefit described in the preceding sentence is exempt from federal income tax, then for purposes of this reduction, the amount of that insurance benefit will be deemed to be 150% of the amount actually received by Employee.  Amounts payable under Section 9.7(b) will be reduced by all amounts earned by Employee for the performance of personal services during the thirty (30) month period therein described.

(d)           For purposes of this Section 9.7, except as hereinafter provided, the determination as to whether Employee is disabled shall be made by a licensed physician selected by Employee and shall be based upon a full physical examination and good faith opinion by such physician.  In the event that the Board of Directors disagrees with such physician’s conclusion, the Board of Directors may require that Employee submit to a full physical examination by another licensed physician selected by Employee and approved by the Company.  If the two opinions shall be inconsistent, a third opinion shall be obtained after full physical examination by a third licensed physician selected by Employee and approved by the Company.  The majority of the three opinions shall be conclusive.

(e)           Except as specifically set forth in this Section 9.7, the Company shall have no liability or obligation to Employee for compensation or benefits by reason of termination pursuant to this Section 9.7.

9.8.          Release.  Notwithstanding any other provision of this Agreement, the payments and benefits contemplated by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.7 are conditioned on, and made in consideration for, the execution and delivery by Employee (or, in the case of Section 9.1, by the executor, legal representative or administrator of Employee’s estate) of a general and mutual release of claims in substantially the form attached hereto as Exhibit I and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any other applicable law (the “Release”).  Accordingly, notwithstanding any other provision of this Agreement, all payments and benefits contemplated by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.7 will be paid or provided (or will commence to be paid or provided) no earlier than the date that such Release becomes irrevocable.

10.           Outplacement Service.  In the event Employee’s employment hereunder is terminated pursuant to Sections 9.3, 9.4 or 9.6, the Company shall, (a) pay for full outplacement services for Employee, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in such services, and (b) provide to Employee, for a reasonable period of time following termination of employment, office space and secretarial support to assist Employee in searching for and obtaining a new position, the location of such office space to be reasonably determined by Employee.

11.           Other Agreements.

11.1.        Company agrees that the Company may not relocate its principal executive offices to a location outside of 15 miles of the current corporate headquarters in Philadelphia, Pennsylvania without the consent of Employee.

11.2.        In the event of termination of Employee’s employment hereunder pursuant to Sections 9.3, 9.4 or 9.6, at Employee’s election given by written notice to the Company within 30 days of such termination (provided that, if necessary, such period will be extended to terminate one day after Employee could effect the transaction without incurring liability under section 16(b) of the Securities Exchange Act of 1934 or otherwise violating applicable securities laws or insider trading policies), the Company shall be obligated to repurchase all vested stock options issued by the Company and then held by Employee at a price equal to the closing price of the Common Stock on the date of such request less the exercise price of such options (the “Aggregate Repurchase Price”).  Upon such election, the Company will pay in immediately available funds, the Aggregate Repurchase Price to Employee and Employee will relinquish all such options to the Company.

11.3.        With respect to stock options granted to Employee under the Company’s 1987 Stock Option Plan (whether as originally in effect or as subsequently amended and restated), Employee agrees that Section 15(c) of that plan will not apply automatically and will instead apply only to the extent determined by the Company’s Board of Directors (or by the committee of the Board of Directors authorized to administer the plan on behalf of the Board of Directors) in its discretion.

12.           Survival of Provisions.  The provisions of this Agreement set forth in Sections 7, 8, 11.2, 11.3, 14, 21 and 22 hereof shall survive the termination of Employee’s employment hereunder.

13.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to Employee’s rights to termination as provided in Section 9.6 hereof.

14.           Contractual Indemnification, Advancement of Expenses.  In addition to, and without derogation of, any right of indemnification, defense or being held harmless to which Employee may be entitled pursuant to law or otherwise, including, without limitation, such rights as she is, from time to time, entitled to as a current or former director, officer and employee of the Company pursuant to the Articles of Incorporation of the Company, the Company agrees as follows:

The Company shall indemnify and defend Employee and hold Employee harmless to the maximum extent permitted by law against claims, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with defense of, or as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (any of the foregoing, an “Action”) (or any appeal from any Action) in which Employee is made or is threatened to be made a party by reason of the fact that Employee is or was a director, officer or employee of the Company, regardless of whether such Action is one brought by or in the right of the Company, to procure a judgment in the Company’s favor, or other than by or in the right of the Company.

Expenses (including attorneys’ fees) incurred by Employee in defending an Action shall be paid by the Company in advance of the final disposition of such Action to the maximum extent permitted by law promptly following receipt by the Company of evidence of Employee’s incurring any such expenses.

In the event that in any Action, Employee concludes that based on the opinion of counsel selected by her there exists in such Action an actual or potential conflict between the interests or position of the Company or any other party to the Action which the Company has undertaken to defend, Employee shall be entitled, at the Company’s expense, to engage separate counsel of her own selection reasonably acceptable to the Company to represent her in such Action.

To the extent the Company shall maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against her and incurred by her in any such capacity, or arising out of her status as such, whether or not the Company would have the power to indemnify her against such liability, the Company shall include Employee as a named insured under such insurance with respect to any period as to which Employee was a director, officer or employee of the Company.

Employee agrees not to settle any Action against her without the consent of the Company, which consent may not be unreasonably withheld.

The indemnification and advancement of expenses provided by this Section shall continue to Employee after the termination of this Agreement and shall inure to the benefit of Employee’s heirs, executors and administrators and shall be paid unless and until Employee’s conduct which gave rise to the action shall have been adjudicated by a court to have been willful and in bad faith.

15.           Employee Benefits.  This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans or benefits which may now be in effect or which may hereafter be adopted.

16.           Notice.  Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Rebecca C. Matthias
6238 Ross Road
Honeybrook, PA 19344

If to Company:

Mothers Work, Inc.
456 North Fifth Street
Philadelphia, PA 19123
Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17.           Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof (except for specific cross-references to previously executed Agreements), and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company (including, without limitation, the Existing Employment Agreement).  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

18.           Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

20.           Invalidity.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

21.           Specific Enforcement; Extension of Period.

21.1.        Employee acknowledges that the restrictions contained in Sections 7 and 8 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions.  Employee also acknowledges that any breach by her of Sections 7 or 8 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists.  In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7 and 8 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.  If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.  In the event that the provisions of Sections 7 or 8 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

21.2.        In the event that Employee shall be in breach of any of the restrictions contained in Section 8 hereof, then the Restricted Period shall be extended for a period of time equal to the period of time that Employee is in breach of such restriction.

21.3.        The parties agree that the venue for any action brought under this Section 21 will be in the federal or state courts situated in the Eastern District of Pennsylvania and that they will be subject to the personal jurisdiction of such courts.

22.           Mediation.

22.1.        Other than a matter covered by Section 21, above, the parties agree that they will make a good faith attempt to resolve any dispute arising hereunder by submitting the matter to mediation in Philadelphia, Pennsylvania before resorting to any other proceeding or forum.  The parties will submit the matter to mediation within 5 business days of the determination that there is a dispute and will choose a mediator within 5 business days following such submission, provided that if the parties cannot agree on a mediator, the mediator will be selected by the American Arbitration Association.  Within 30 days after the selection of the mediator, the parties and their respective attorneys will meet with the mediator for two mediation sessions of at least two hours each.  If the claim or dispute cannot be settled during such mediation sessions (or a mutually agreed continuation of those sessions), either of the parties may give the mediator and the other party written notice declaring the end of the mediation process.  All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions.  Accordingly, nothing disclosed in such discussions may be used for any purpose in any later proceeding.

22.2.        If mediation is unsuccessful, the venue for any action arising hereunder will be in the federal or state courts situated in the Eastern District of Pennsylvania.  The parties agree that they will each be subject to the personal jurisdiction of such courts.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

24.           Compliance with Section 409A of the Code.  If payments due to Employee are subject to the requirements of Prop. Treas. Reg. § 1.409A-3(g)(2) (or any successor provision), then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), such payments that are otherwise due within six months following Employee separation from service will be deferred (without interest) and paid to Employee in a lump sum immediately following that six month period.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

ATTEST:		MOTHERS WORK, INC.

By:	/s/ Ronald J. Masciantonio	By:	/s/ Edward M. Krell
Edward M. Krell, Executive Vice President
- Chief Financial Officer

REBECCA C. MATTHIAS

/s/ Rebecca C. Matthias

SCHEDULE A

EMPLOYEE BENEFITS OF REBECCA C. MATTHIAS

1.                                       Automobile and insurance coverage for the use of that automobile, in each case commensurate with that presently provided.

2.                                       Vacation:  5 Weeks

3.                                       Life Insurance:  One million dollar ($1,000,000) death benefit.

4.                                       Health:  Such other benefits as are received by similarly situated executives in comparable companies, all as approved by the Company’s Board of Directors, to include umbrella medical insurance in excess of applicable lifetime maximums under the Company’s health insurance program for Employee, and an annual physical, gym or wellness program up to $5,000.

5.                                       Home Office Support:  To include computer, fax, other equipment, plus telephone lines to support equipment, plus two voice phone lines. (This does not include any rent, or other cash compensation.)

6.                                       Sample Sewer:  For personal fitting of clothes.

7.                                       Personal Tax Services:  The Company will pay on Employee’s behalf, or reimburse Employee for, the reasonable costs of tax accounting and tax return preparation services rendered by Employee’s chosen provider following delivery of proper documentation of those costs.

8.                                       Business Publications and Subscriptions:  Such as The Wall Street Journal and Womens Wear Daily.

9.                                       Other:  Such other benefits as: (i) are provided to other executives of the Company (excluding, however, those specific benefits covered herein), and, in addition to the foregoing, (ii) those determined by the Company’s Board of Directors.

A-1

Exhibit I

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made by and between REBECCA C. MATTHIAS (“Employee”) and MOTHERS WORK, INC. (the “Company”).

WHEREAS, Employee’s employment by the Company has terminated; and

WHEREAS, pursuant to Section [9.  ] of the Second Amended and Restated Employment Agreement by and between the Company and Employee dated March 2, 2007 (the “Agreement”), the Company has agreed to pay Employee certain amounts and to provide her with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Resignation and Consideration.

1.1.          Effective immediately, Employee hereby resigns as an officer of the Company and each of its subsidiaries and affiliates and, unless otherwise agreed between Employee and the Company, as a director of the Company and each of its subsidiaries and affiliates.

1.2.          Employee acknowledges that: (i) the payments, rights and benefits set forth in Section [9.  ] of the Agreement constitute full settlement of all her rights under the Agreement, (ii) she has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee.  Employee further acknowledges that, in the absence of her execution of this Release, the benefits and payments specified in Section [9.  ] of the Agreement would not otherwise be due to her.

2.             Employee’s Release.

2.1.          Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.          Employee expressly represents that she has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that she has not assigned any claim against a Released Person.  Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment.  This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.          The foregoing will not be deemed to release the Company from (a) claims solely to enforce Sections [9.  ], [10], [11.2] and 14 of the Agreement, (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for indemnification under the Company’s By-Laws.

3.             Company Release.

3.1.          The Company hereby fully and forever releases and discharges the Employee and her executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2.          The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee.  The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof.

3.3.          The foregoing will not be deemed to release Employee from claims (a) to enforce Sections 7 and 8 of the Agreement, (b) claims arising from acts or omissions by Executive that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Board of Directors prior to the date hereof upon reasonable inquiry).

4.             Restrictive Covenants.  Employee acknowledges that restrictive covenants contained in Section 7 and 8 of the Agreement will survive the termination of her employment.  Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that she received adequate consideration in exchange for agreeing to those restrictions and that she will abide by those restrictions.

5.             Non-Disparagement.  Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.  Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee.  Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

6.             Cooperation.  Employee further agrees that, subject to reimbursement of her reasonable expenses, she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during her employment with the Company.  Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this paragraph so as not to unduly interfere with her other personal and professional commitments.

7.             Rescission Right.  Employee expressly acknowledges and recites that (a) she has read and understands the terms of this Release in its entirety, (b) she has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) she was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) she is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  Employee may revoke this Release during those 7 days by providing written notice of revocation to the Company at the address specified in Section 16 of the Agreement.

8.             Challenge.  If Employee violates or challenges the enforceability of this Release, no further payments, rights or benefits under Section 9 of the Agreement will be due to Employee.

9.             Miscellaneous.

9.1.          No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee.  There have been no such violations, and the Company specifically denies any such violations.

9.2.          Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.3.          Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.4.          Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

9.5.          Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the date indicated below, respectively.

MOTHERS WORK, INC.

By:

Name & Title:

Date:

REBECCA C. MATTHIAS

Date: